Exhibit 10.1

Dated December 14, 2011

By and between

LuxConnecting Parent Sàrl
Winvest International S.A. SICAR
Trief Corporation
Mr. Jean-Marie Painvin
Mrs. Charlotte Painvin
Banque Neuflize OBC
Mr. Bertrand Dumazy
the Managers

as Sellers

and

TE Connectivity Ltd.

as Purchaser

with respect to

Deutsch Group SAS

SALE AND PURCHASE AGREEMENT

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT, dated December 14, 2011 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), is by and between:

(1)           LuxConnecting Parent, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg with a share capital of €75,966,725, registered with the registre du commerce et des sociétés of Luxembourg under number 117288 (Section B), represented by Trief (as defined below), itself represented by Frédéric Lemoine and Bernard Gautier, duly empowered (“LuxConnecting Parent”);

(2)           Winvest International S.A. SICAR, a société anonyme organized under the laws of Luxembourg with a share capital of €48,215,000, registered with the registre du commerce et des sociétés of Luxembourg under number 125540 (Section B), represented by Bernard Gautier, duly empowered (“Winvest”);

being specified that LuxConnecting Parent and Winvest are acting jointly and severally and are referred to together as the “Investors”;

(3)           Trief Corporation, a société anonyme organized under the laws of the Grand Duchy of Luxembourg with a share capital of €1,047,025,000, registered with the registre du commerce et des sociétés of Luxembourg under number 50162 (Section B), represented by Frédéric Lemoine and Bernard Gautier, duly empowered (“Trief”);

(4)           Banque Neuflize OBC, a société anonyme à directoire et conseil de surveillance organized under the laws of France with a share capital of €383,507,453, registered with the registre du commerce et des sociétés of Paris under number 552 003 261 and having its registered office at 3 avenue Hoche, 75008 Paris, France (“Neuflize”);

(5)           Mr. Bertrand Dumazy, born on July 10, 1971 and residing 2, avenue Vion Whitcomb, 75016 Paris, France ( “Mr. Bertrand Dumazy”);

(6)           Mrs. Charlotte Painvin, born on August 28, 1959, and residing 310 East 53rd Street — Apt 26 C, New-York 10 022, USA, represented by Mr. Jean-Marie Painvin, duly empowered (“Mrs. Charlotte Painvin”);

(7)           Mr. Jean-Marie Painvin, born on November 22, 1951, and residing 310 East 53rd Street — Apt 26 C. New-York 10 022, USA ( “Mr. Jean Marie-Painvin”);

being specified that Mrs. Charlotte Painvin and Mr. Jean-Marie Painvin are acting jointly and severally and are hereafter referred to together as “Mr. and Mrs. Painvin”;

(8)           The Managers listed in Schedule A, represented by Mr. Bertrand Dumazy, each acting severally but not jointly (agissant conjointement mais sans solidarité entre eux);

The Investors, Trief, Neuflize, Mr. Bertrand Dumazy, Mr. and Mrs. Painvin and the Managers, each acting severally but not jointly (agissant conjointement mais sans solidarité entre eux), are together referred to as the “Sellers”, and individually as a “Seller”.

AND

(9)           TE Connectivity Ltd., a corporation organised under the laws of Switzerland, with a share capital of CHF 634,420,537.08, having its registered office at Rheinstrasse, CH-8200

Schaffhausen, Switzerland, registered with the Trade Register of Canton Schaffhausen under number CH-290.3.016.499-3, itself represented by Thomas J. Lynch, duly authorised for the purpose hereof (the “Purchaser”),

The parties (1) to (9) above shall be hereafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)          Deutsch Group is a société par actions simplifiée organised under the laws of France with a share capital of €86,746,402.50, having its registered office at 8, rue Paul Héroult, ZAC Sainte-Geneviève, 92500 Rueil-Malmaison and whose identification number is 488 626 748 RCS Nanterre (the “Company”).

(B)           The Company is the holding company of the group of companies named Deutsch Group and owns, directly and indirectly, interests in the companies as set forth in Schedule B (collectively referred to with the Company, the “Group”).

(C)           The share capital of the Company is composed of (the “Company Shares”):

•              17,147,359 ordinary shares (actions ordinaires) (the “Ordinary Shares”);

•              947,943 preferred shares of category 1 (actions de préférence n°1) (the “Preferred Shares n°1”);

•              154,326,229 preferred shares of category 2 (actions de préférence n°2) (the “Preferred Shares n°2”);

•              1,071,274 preferred shares of category 3 (actions de préférence n°3) (the “Preferred Shares n°3”).

(D)          The Company has also issued 158,810,125 subordinated convertible bonds (obligations convertibles en actions) (the “Convertible Bonds”), the Company Shares together with the Convertible Bonds being hereinafter referred to as the “Company Securities”.

(E)           It is also specified that the Company has decided on December 15, 2010 to implement a new incentive scheme pursuant to which certain Managers (the “Stock-Option Holders” as identified in Schedule E) have been allotted on December 15, 2010, July, 6 2011 and November 8, 2011 9,653,500 stock options of which 108,169 were forfeited and  9,545,331 are outstanding thus entitling their holders to acquire a maximum of 9,545,331 new ordinary shares of the Company in aggregate (the “Stock-Options”).

(F)           The Company Securities together with the Stock-Options represent 100% of the securities giving right to the share capital and voting right of the Company.

(G)           Manco, whose share capital is composed of 2,242,286 ordinary shares held by certain Managers and LuxConnecting Parent and one golden share held by Trief (collectively, the “Manco Securities”), owns 115,530 Ordinary Shares, 1,039,769 Preferred Shares n°2 and 1,071,274 Preferred Shares n°3, issued by the Company.

(H)          The Sellers own all the Company Securities and all the Manco Securities whose precise allocation between them is set forth in Schedule H hereafter.

(I)            The Purchaser sent to the Sellers a letter dated November, 29 2011 containing certain understandings regarding the Group’s future and long term expansion.

(J)            The Purchaser has agreed to purchase, and the Sellers have agreed to sell, the Company Shares (except those owned by Manco), the Convertible Bonds, and the Manco Securities (the “Transferred Securities”) on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, the Parties hereto do hereby agree as follows:

1              Interpretation

1.1          Definitions

In addition to such terms as are defined elsewhere in this Agreement:

“Accounting Conformance Measures” shall mean the measures described in the attached Schedule 1.0 of this Agreement;

“Acquired Companies” shall mean the Group Companies and Manco;

“Affiliate” when used with reference to a specified Person shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such specified Person; for such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Agreement” shall have the meaning ascribed to it at the forefront of this Agreement;

“Antitrust Authorities” shall mean the European Commission (or the member states of the European Economic Area who have jurisdiction to review the transaction individually, namely Austria, Estonia, France, Germany, Norway, Portugal, Spain and the United Kingdom), the U.S. Federal Trade Commission, the U.S. Department of Justice, Antitrust Division, and the relevant competent national Governmental Authorities regarding concentrations and competition matters in Ukraine and Turkey;

“Antitrust Clearances” shall mean (i) an express or implied decision from the relevant applicable Antitrust Authorities, which, in accordance with the relevant applicable antitrust laws, authorises (as the case may be, subject to certain undertakings) or does not prevent the concentration resulting from the acquisition of the Company (and indirectly of the Group Companies) by the Purchaser or (ii) the expiry of the applicable waiting period which is deemed to be an official waiver from the relevant applicable Antitrust Authorities under the applicable antitrust laws, as the case may be;

“Business” shall mean the business of the Group Companies as presently conducted;

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in Paris (France), London (United Kingdom) and New York City (United States) or any other day on which commercial banking institutions in such cities are authorised or required to close;

“Call Option Exercise Price” shall mean, for each Stock-Option Holder not having elected to waive the benefit of the Put and Call Undertakings, the amount (in euro) of the purchase price which such Stock-Option Holder would have received if he/she had held on the Completion Date the number of Ordinary Shares he/she is entitled to subscribe upon exercise of his/her vested Stock-Options less the aggregate Stock-Option exercise price he/she would have paid to the Company upon exercise of his/her vested Stock-Options.  A good faith estimate of this amount for each of the Stock-Option Holders has been notified by the Sellers’ Representative to the Purchaser prior to the date hereof;

“CFIUS” shall mean the Committee on Foreign Investment in the United States;

“China Merger” shall mean the merger being currently implemented between Deutsch Connectors Trading (Shanghai) Co, Ltd and Deutsch Connectors Manufacturing (Shanghai) Co, Ltd;

“Company” shall have the meaning ascribed to it in paragraph (A) of the Preamble of this Agreement;

“Company Securities” shall have the meaning ascribed to it in paragraph (D) of the Preamble of this Agreement

“Company Shares” shall have the meaning ascribed to it in paragraph (C) of the Preamble of this Agreement;

“Completion” shall have the meaning ascribed to it in Section 4.1 of this Agreement;

“Completion Date” shall have the meaning ascribed to it in Section 4.1 of this Agreement;

“Completion Payments” shall have the meaning ascribed to it in Section 3.3.2 of this Agreement;

“Convertible Bonds” shall have the meaning ascribed to it in paragraph (D) of the Preamble of this Agreement;

“Defaulting Sellers” shall have the meaning ascribed to it in Section 4.2.4 of this Agreement;

“Encumbrance” shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), pre-emption right (droit de pré-emption), right of preference (droit de préférence) charge (charge), ownership right (démembrement), easement or right of way (servitude), or other security (sûreté) or similar right restricting in any manner the ownership or the transferability of the relevant asset;

“Entity” shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organisation, enterprise or entity;

“Existing Encumbrances” shall mean the Encumbrances listed in Schedule 1.1 granted by the Group Companies in guarantee of their payment obligations under the Financing Documents;

“Existing Financing Banks” shall mean the finance parties under the Financing Documents;

“Financing Documents” shall mean (i) the Senior and Second Lien Facilities Agreement, (ii) the terms and conditions of the €27,731,558 mezzanine A bonds issued by the Company on June 22, 2006, dated June 22, 2006, as amended and restated by an amendment and restatement agreement dated April 30, 2010, (iii) the terms and conditions of the US$40,000,000 mezzanine B bonds issued by the Company on June 22, 2006, dated June 22, 2006, as amended and restated by an amendment and restatement agreement dated April 30, 2010, (iv) the terms and conditions of the Old Money Bonds, and (v) the terms and conditions of the New Money Bonds;

“Governmental Authority” shall mean any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission or authority;

“Group” shall have the meaning ascribed to it in paragraph (B) of the Preamble of this Agreement;

“Group Companies” shall mean any Entity which is a member of the Group;

“Group Indebtedness” shall mean all outstanding and unpaid amounts (in principal, interest, break costs and any other sums including in connection with voluntary or mandatory prepayments) of any Group Company pursuant to, or in connection with, the Financing Documents;

“Indebtedness” shall mean the outstanding and unpaid principal and interest amount of any Acquired Company pursuant to, or in connection with, (i) the Financing Documents and (ii) other obligations for borrowed money, but excluding for the avoidance of doubt, any outstanding and unpaid principal and interest amount under (x) capital lease agreements, (y) the agreement entered into between Connecteurs Electriques Deutsch SAS and Agence Nationale pour la Valorisation de la Recherche (ANVAR) in relation to an environmental zero coupon loan in an amount of €256,000 and (z) the Tullahoma bonds arrangements, consisting of a bond issuance entered into between the Industrial Development Board of Tullahoma, Tennessee and the Carl Deutsch Business Trust (with bonds now held by Deutsch Bonds, LLC). Schedule 1.2 contains an itemised list of the Indebtedness as of October 31, 2011;

“Initial Purchase Price” shall have the meaning ascribed to it in Section 3.1.1 of this Agreement;

“Investors” shall have the meaning ascribed to it at the forefront of this Agreement;

“Joint Notice” shall have the meaning ascribed to it in Section 9.4.2 of this Agreement;

“Judgment” shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

“Law” shall mean any law, statute, regulation, rule, ordinance, principle of common law, order or decree of any Governmental Authority (including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable as of the relevant date;

“Leakage” shall mean the following amount of any of the following payments, distributions or actions made between the Reference Date (included) and the Completion Date:

(i)            any dividend, return of capital or distribution of profits or assets declared, paid or made by any Acquired Company to any Seller, Sellers’ Connected Person or any of their Affiliates, or any share capital or other securities of any Acquired Company being redeemed, purchased or repaid;

(ii)           any payments made and any transfer of assets made, or agreed to be made, by any Acquired Company, to any Seller, Sellers’ Connected Person or any of their Affiliates;

(iii)          the waiver or forgiveness by any Acquired Company of any amount owed to any Acquired Company by any Seller, Sellers’ Connected Person or any of their Affiliates;

(iv)          any Encumbrance made, created or granted over the assets of any Acquired Company as guarantee of any liability of a Seller, Seller’s Connected Person or any of their Affiliates;

(v)           any costs or expenses of any Seller, Seller’s Connected Person or any of their Affiliates relating to the transactions contemplated by this Agreement (including any professional advisers’ fees, any transaction or sales bonuses or other payments payable as a result of Completion) that is paid or incurred by an Acquired Company; or

(vi)          any arrangement or agreement to do any of the matters referred to in paragraphs (i) to (v) (inclusive) above;

“Locked-Box Period” shall mean the period from (and including) the Reference Date until (and including) the Completion Date;

“Long Stop Date” shall mean September 30, 2012;

“Long Term Cash Incentive Bonus Plan” shall mean the bonus plan granted for the benefit of certain employees of the Group Companies in accordance with (i) the decision of the Company’s compensation committee of June 25, 2010 and (ii) the corresponding allocation letters;

“LuxConnecting Parent” shall have the meaning ascribed to it at the forefront of this Agreement;

“Management Incentive Plan Discharge Amount” shall mean €46,188,032, such amount (which shall not be subject to any adjustment after the date hereof) corresponding to the sum of (i) the good faith calculation by the Sellers as of the date hereof of the amounts of money required to cover the aggregate Call Option Exercise Price and the aggregate Stock-Option Waiver Amount in respect of Stock-Option Holders electing to waive their Stock-Options pursuant to Section 8.1.6(ii) of this Agreement and (ii) €4,570,389 as gross up and equalization amount in respect of the Stock-Option Holders electing to waive their Stock-Options pursuant to Section 8.1.6(ii) of this Agreement;

“Manco” shall mean Butterfly Management, a société par actions simplifiée organised under the laws of France with a share capital of €1,793,829.80, registered with the registre du commerce et des sociétés of Nanterre under number 491498929, and having its registered office at Zac Sainte Genevieve, 8 rue Paul Héroult, 92500 Rueil-Malmaison, France;

“Manco Securities” shall have the meaning ascribed to it in paragraph (G) of the Preamble of this Agreement;

“Mr. Bertrand Dumazy” shall have the meaning ascribed to it at the forefront of this Agreement;

“Mr. Jean-Marie Painvin” shall have the meaning ascribed to it at the forefront of this Agreement;

“Mr. and Mrs. Painvin” shall have the meaning ascribed to it at the forefront of this Agreement;

“Mrs. Charlotte Painvin” shall have the meaning ascribed to it at the forefront of this Agreement;

“Neuflize” shall have the meaning ascribed to it at the forefront of this Agreement;

“New Money Bonds” shall mean 102,065,709 unsecured and unguaranteed bonds (obligations) issued by the Company on April 30, 2010, in a principal amount  of $102,065,709 as of April 30, 2010;

“Old Money Bonds” shall mean 3,414,014 unsecured and unguaranteed bonds (obligations) issued by the Company on April 30, 2010, in a principal amount (including capitalised interests from April 30, 2010 to April 30, 2011) of $3,414,014 as of April 30, 2010;

“Ordinary Shares” shall have the meaning ascribed to it in paragraph (C) of the Preamble of this Agreement;

“Organisational Documents” shall mean when used with respect to (i) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and to (ii) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Parties” shall have the meaning ascribed to it at the forefront of this Agreement;

“Permitted Leakage” shall mean:

(i)            any compensation payments (including bonus schemes) made to any of the Sellers in their capacity as officers, directors or employees (as the case may be) of an Acquired Company pursuant to and in accordance with the express terms of their employment agreements or other arrangements regarding their term of office (as officers or directors) entered into prior to the Reference Date; provided that any discretionary amounts awarded under such agreements or arrangements shall be consistent with past practices;

(ii)           any payments specifically agreed by or on behalf of the Purchaser in writing from time to time;

(iii)          any management fees paid or payable to Winvest Conseil Sàrl, a company organised under the laws of Luxembourg, having its registered office located at 115 avenue Gaston Diderich, L-1420, Luxembourg, Grand Duchy of Luxembourg and registered with the registre du commerce et des sociétés of Luxembourg under number 123591 (section B), in respect of services rendered to the Acquired Companies during the financial year ending December 31, 2011 and the period between January 1, 2012 and the Completion Date in compliance with relevant management fee agreements, which amount shall not exceed $1,750,000 in aggregate for 2011, and a portion of such amount pro rated through the Completion Date for 2012;

(iv)          any attendance fees (jetons de présence) paid to the Company’s board of directors members in accordance with past practices, which payments shall not exceed €100,000 in aggregate for each financial year;

(v)           any payments made to Neuflize in respect of services rendered to the Acquired Companies pursuant to existing commercial relationships that have been entered into on arms length terms in the ordinary course of business consistent with past practices;

(vi)          any payment or transfer of assets to a Wendel operational portfolio company part of one of the groups of companies named in Wendel’s public disclosure document (document de référence), pursuant to a non-management fee commercial agreement entered into on arms length terms in the ordinary course of business;

(vii)         reimbursement by any Group Company of the recruitment expenses incurred by Wendel on account of the Company in an amount VAT included of €167,000; and

(viii)        for the avoidance of doubt, any repayment of Group Indebtedness made on the Completion Date in accordance with Section 3.3.2;

“Person” shall mean a natural person, Entity, or Governmental Authority;

“Pre-Completion Statement” shall have the meaning ascribed to it in Section 3.3.1 of this Agreement;

“Preferred Shares n°1” shall have the meaning ascribed to it in paragraph (C) of the Preamble of this Agreement;

“Preferred Shares n°2” shall have the meaning ascribed to it in paragraph (C) of the Preamble of this Agreement;

“Preferred Shares n°3” shall have the meaning ascribed to it in paragraph (C) of the Preamble of this Agreement;

“Projections” shall have the meaning ascribed to it in Section 7.4.4 of this Agreement;

“Purchase Price” shall have the meaning ascribed to it in Section 3.1.1 of this Agreement;

“Purchaser” shall have the meaning ascribed to it at the forefront of this Agreement;

“Put and Call Options Undertakings” shall refer to the rights or obligations (as the case may be) of the Stock-Option Holders under the put and call options agreements entered into on the date hereof pursuant to Article 8.1.6 of this Agreement.

“Reference Date” shall mean June 30, 2011;

“Revolver” shall mean the USD$40,000,000 revolving facility provided for in the Senior and Second Lien Facilities Agreement;

“Section 721” shall mean Section 721 of the Defense Production Act of 1950, codified as amended at 50 U.S.C. app. § 2170 et seq;

“Seller” shall have the meaning ascribed to it at the forefront of this Agreement;

“Sellers’ Connected Persons” (or individually, a “Sellers’ Connected Person”) shall mean directors, officers, employees, agents, representatives or advisers (other than ordinary course of business advisers) of the Sellers;

“Sellers’ Representative” shall have the meaning ascribed to it in Section 11.5 of this Agreement;

“Senior and Second Lien Facilities Agreement” shall mean the US$725,000,000 senior and second lien facilities agreement entered into on June 22, 2006 as amended and restated by amendment and restatement agreements dated September 15, 2009 and April 30, 2010 by inter alia the Company and other Group Companies as borrower and guarantor, and the Royal Bank of Scotland plc (Paris Branch) as agent and security agent;

“SHA” shall mean the shareholders’ agreement entered into between the Securities Holders of the company on June 22, 2006 as amended and restated on January 11, 2011;

“Shares” shall have the meaning ascribed to it in Schedule 8.1.6 of this Agreement.

“Stock-Options” shall have the meaning ascribed to it in paragraph (E) of the Preamble of this Agreement;

“Stock-Option Holders” shall have the meaning ascribed to it in paragraph (E) of the Preamble of this Agreement;

“Stock-Options Waiver Amount” shall have the meaning ascribed to it in Section 8.1.6 of this Agreement. A good faith estimate of this amount for each of the Stock-Option Holders has been notified by the Sellers’ Representative to the Purchaser prior to the date hereof;

“Tax” shall mean all forms of taxation, levies, imposts and duties (including income tax, corporation tax, capital gains tax, registration tax, inheritance tax, withholding tax, net wealth tax, value added tax, turnover tax, customs and other import or export duties, excise duties, capital taxes, transaction taxes, stamp duties), social security and other similar contributions, together with any interest or penalties thereto, imposed by any Governmental Authority;

“The Managers” shall have the meaning ascribed to it at the forefront of this Agreement;

“Transferred Securities” shall have the meaning ascribed to it in paragraph (J) of the Preamble of this Agreement;

“Trief” shall have the meaning ascribed to it at the forefront of this Agreement;

“Wendel” shall mean a société anonyme à directoire et conseil de surveillance organised under the laws of France, registered with the registre du commerce et des sociétés of Paris under number 572 174 035 and having its registered office at 89, rue Taitbout, 75009 Paris, France; and

“Winvest” shall have the meaning ascribed to it at the forefront of this Agreement.

2              Sale and Purchase of the Transferred Securities

Upon the terms and subject to the conditions set forth in this Agreement, on the Completion Date, each of the Sellers undertakes to sell and deliver to the Purchaser the Transferred Securities, with effect on the Completion Date, free and clear of all Encumbrances and the Purchaser undertakes to (i) purchase from the Sellers the Transferred Securities, with effect on the Completion Date, free and clear of all Encumbrances, together with all rights (including any interest attached thereto, as applicable), then and hereafter attaching thereto; and (ii) repay on behalf of the Group Companies, or cause the Group Companies to repay, the full amount of the Group Indebtedness as provided in Section 3.2.

3              Purchase Price of the Transferred Securities

3.1          Purchase Price

3.1.1       The aggregate consideration to be paid by the Purchaser to the Sellers for the sale of all of the Transferred Securities shall be equal to a total fixed amount of one billion and one hundred fifty million € 1,150,000,000 (the “Initial Purchase Price”), plus,

(i)            if the Completion Date occurs after February 28, 2012 (except for a cause on which the Sellers are the principal cause of the delay), interest in an amount equal to an annual interest (computed on the basis of the number of days lapsed and of a year of 365 days) of 5.5% of the Initial Purchase Price for the period starting on (and including) February 28, 2012 and ending on (and including) the Completion Date, less,

(ii)           the Management Incentive Plan Discharge Amount;

less,

(iii)          the amount (converted in euros on a $1.35 for €1 exchange rate) to be paid on the Completion Date to discharge in full the Old Money Bonds and the New Money Bonds, respectively (including for the avoidance of doubt, principal, interest, break costs and any other sums payable in connection with voluntary or mandatory prepayments),

(the “Purchase Price”)

3.1.2       The Purchase Price shall not be subject to any upwards or downwards adjustment, without prejudice to Sections 6.2 and 5.7.

3.1.3       The Purchase Price shall be allocated among the various categories of Transferred Securities and among the Sellers as set forth in Schedule 3.1 (it being understood that such allocation is determined among the Sellers only, without the participation of the Purchaser).

3.2          Repayment of Group Indebtedness

3.2.1       Purchaser’s Covenants

(i)            The Purchaser acknowledges that the Group Indebtedness will be paid in full on the Completion Date.

(ii)           On the Completion Date, the Purchaser shall, as an essential condition to the sale of the Transferred Securities, in addition to the payment of the Purchase Price, repay on behalf of the Group Companies, or cause the Group Companies to repay, the full amount of the Group Indebtedness with value date (date de valeur) on the Completion Date in each case in accordance with the Financing Documents (and, for the avoidance of doubt, such amount shall, with respect to the Old Money Bonds and the New Money Bonds, be equal to the amount set out in Section 3.1.1(iii)), provided that the Purchaser shall not be liable for any default interest amounts which would have been incurred by any Group Company as a result of a breach of the Financing Documents terms and conditions (other than a breach caused by the Purchaser).

3.2.2       Sellers’ Covenants

In order to allow the Purchaser to fulfil its obligations set forth in Section 3.2.1 above, the Sellers’ Representative shall deliver to the Purchaser no later than five (5) Business Days prior to the Completion Date (i) a statement issued by the facility’s agent and/or the creditors under each of the Financing Documents indicating the amount to be repaid by the Group Companies as of the Completion Date pursuant to the Financing Documents and (ii) a statement from the security agents and/or the creditors under each of the Financing Documents stating that the Existing Encumbrances (if any) shall be released upon and subject only to the full repayment of the applicable Group Indebtedness, it being further agreed that subject to the delivery of the above mentioned statement, the Purchaser shall be exclusively responsible for obtaining the release of the Existing Encumbrances. The Sellers will further grant the Purchaser access to the Company’s chief financial officer in order to prepare the repayment of any other item of Indebtedness (other than overdrafts) and the release of the related Encumbrances (if any) that the Purchaser wishes to be paid off or released (as the case may be) on the Completion Date.

3.3          Pre-Completion Statement and Completion Payments

3.3.1       Pre-Completion Statement

At least five (5) Business Days prior to the Completion Date, the Sellers’ Representative as defined in Section 11.5 shall deliver to the Purchaser a statement (the “Pre-Completion Statement”) setting out:

(a)           the amount of the Purchase Price together with (x) both the aggregate Stock-Option Waiver Amount and the aggregate Call Option Exercise Price and (y) an updated Schedule 3.1 as of the Completion Date;

(b)           the itemized amount of the Group Indebtedness at the Completion Date pursuant to Section 3.2.2 above; and

(c)           the itemized summary of the payments to be made on the Completion Date by the Purchaser in accordance with Section 3.3.2 below.

The Pre-Completion Statement shall also provide for all appropriate information regarding bank accounts to which transfers have to be made on the Completion Date.

3.3.2       Completion Payments

On Completion, the Purchaser shall:

(a)           pay or cause the Group Companies to pay an amount equal to the Group Indebtedness (with value date of the Completion Date), as specified in the Pre-Completion Statement, by electronic transfers of funds to the accounts of the Existing Financing Banks and of the Sellers’ Representative (as the case may be) as specified in the Pre-Completion Statement;

(b)           pay or cause the Acquired Companies to pay the aggregate Stock-Option Waiver Amount (with value date of the Completion Date), as notified by the

Sellers’ Representative to the Purchaser as contemplated under Section 3.3.1(a) above; and

(c)           pay to the Sellers’ Representative, acting on behalf of the Sellers, the full amount of the Purchase Price (with value date of the Completion Date) by electronic transfers of funds to the accounts of the Sellers’ Representative (with a copy of such wire transfer order and of the SWIFT screen evidencing the transfer being delivered to the Sellers’ Representative).  Receipt by the Sellers’ Representative of the payment of the Purchase Price in its bank accounts shall be an effective discharge of the Purchaser’s obligation to make such payment.

The payments referred to in paragraphs (a), (b) and (c) above are together defined as the “Completion Payments”.

4              Completion

4.1          Date and place of Completion

Provided that (i) the conditions to the obligations of the Parties set out in Section 9 have been satisfied or waived by the Parties in accordance with Section 9 below and (ii) this Agreement has not been previously terminated pursuant to Section 10 below, the consummation of the sale and purchase of the Transferred Securities (the “Completion”) shall be held at the Paris offices of Davis Polk & Wardwell LLP, on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set out in Section 9, or at such other location, time of day or date as the Purchaser and the Sellers’ Representative may agree in writing. The date on which Completion shall take place is referred to herein as the “Completion Date”.

4.2          Completion Matters

4.2.1       Closing deliveries of the Sellers

On the Completion Date, the Sellers shall deliver or make available to the Purchaser:

(i)            Duly executed share transfer forms (ordres de mouvement) in respect of the transfer of the Transferred Securities to the Purchaser;

(ii)           Duly executed tax transfer forms (formulaires cerfa n°2759 DGI) in respect of the transfer of the Company Shares (except those held by Manco) and the Manco Securities;

(iii)          Regarding each of the Acquired Companies, the shareholders’ registers (registres de mouvement de titres) and the shareholders’ individual accounts (compte individuel d’actionnaires), together with the minute books for their shareholders’ meetings (registre des procès-verbaux d’assemblées générales);

(iv)          Duly executed resignation letters from each Investor representative from their office as directors or members of a supervisory board of any of the Acquired Companies, with effect on the Completion Date, it being agreed that the Sellers will use their best efforts to obtain the resignation letters (with effect on the Completion Date) of the Acquired Companies independent board members and board members which can not be removed by shareholders’ decision; and

(v)           As regards each Stock-Option Holder having so elected, a duly executed waiver letter confirming such Stock-Option Holder’s irrevocable waiver of his/her right to exercise his/her Stock-Options against payment of the Stock-Option Waiver Amount, as contemplated under Section 8.1.6(ii) below.

4.2.2       Closing deliveries of the Purchaser

On the Completion Date, the Purchaser shall:

(i)            Deliver to the Sellers evidence of the fulfilment (or waiver as applicable) of the conditions precedent set out in Section 9; and

(ii)           Make the Completion Payments in accordance with the provisions of Section 3.3.2.

4.2.3       All matters at Completion will be considered to take place simultaneously, and no action and delivery of any document will be deemed complete until all actions, transactions and deliveries of documents required by this Agreement are fully completed, it being specified however that the closing deliveries set forth in Section 4.2.2 are for the benefit of the Sellers only, and the closing deliveries set forth in Section 4.2.1 are for the benefit of the Purchaser only, and may therefore be waived in whole or in part by their respective beneficiary.

4.2.4       The Purchaser shall have no obligation to consummate the transactions contemplated by this Agreement unless all (and not less than all) of the Transferred Securities are delivered to it in accordance with the terms hereof.  Notwithstanding anything to the contrary in this Agreement, if for any reason one or more Seller(s) is (are) unable to deliver Transferred Securities to the Purchaser (the “Defaulting Seller(s)”), the Purchaser shall, without liability on its part, be entitled to either:

(i)            decide to postpone the Completion Date; and/or

(ii)           decide to proceed with the Completion with respect to the other (non-Defaulting) Sellers and reserve its rights to subsequently enforce this Agreement as against the Defaulting Sellers.

5              Representations and Warranties of the Sellers

Each of the Sellers hereby make the representations and warranties set forth below to the Purchaser in consideration of the purchase by it of the Transferred Securities, it being specified that (i) the representations set out in Sections 5.1 to 5.4 are given by each Seller (only as to and for itself) and therefore each Seller shall indemnify the Purchaser for any damage suffered by the Purchaser which is the direct consequence of the breach by such Seller of these representations and (ii) the Sellers’ liability for breach of any representation is not joint (sans solidarité) (except (a) between the Investors, on the one hand, and (b) between Mr. and Mrs. Painvin, on the other hand) notwithstanding the fact that several Sellers would be liable to indemnify the Purchaser on identical grounds.

Such representations and warranties are deemed to be made as of the date hereof and as of the Completion Date (except for such representations and warranties expressed to be made on any other specified date, which shall only be true and correct as at such other specified date).

The Purchaser hereby expressly acknowledges that (i) the Sellers do not make any other representation or warranty than those included in this Section 5 and (ii) the Purchaser does not rely on any other representation or warranty than those included in this Section 5.

The representations contained in Sections 5.7, 5.8 and 5.9 are subject to the following limitations:

(i)            the Purchaser will have no claim for damages for a breach of Sections 5.8 and 5.9 unless the amount of such damages exceeds €10,000,000;

(ii)           Sellers’ aggregate liability for breaches of Sections 5.8 and 5.9 shall not exceed €50,000,000; and

(iii)          any claim for damages by Purchaser for breach of Section 5.8 or 5.9 must be made within six months of the Completion Date and any claim for damages by Purchaser for breach of Section 5.7 must be made on or prior to December 31, 2012.

For the avoidance of doubt, (i) the foregoing limitations are not applicable to any claim for fraud, and (ii) the Sellers’ indemnification obligations in respect of the aggregate amount of Indebtedness as of October 31, 2011 set forth in Section 5.7 are limited to the accuracy of such aggregate amount, and do not extend to the accuracy of each individual item of debt set forth in Schedule 1.2.

5.1          Capacity of the Sellers

5.1.1       Each Seller, if an Entity, is duly organised and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the requisite power and authority, to enter into and to perform this Agreement and the other documents to be executed by it in accordance with this Agreement and to consummate the transactions contemplated hereby and thereby, and if an individual, no authorization or consent (from any third party, tutor or court) is required to enter into this Agreement and sell such Seller’s Transferred Securities hereunder.

5.1.2       The execution of this Agreement and the performance of the obligations of each Seller which is an Entity hereunder have been duly authorized by the competent corporate bodies of such Seller, and no other corporate action on the part of such Seller is necessary to authorize the execution of this Agreement and the performance of such Seller’s obligations hereunder.

5.1.3       This Agreement and all other documents to be executed in accordance with it to which it is a party constitute, or will when executed constitute, valid and binding obligations of each Seller enforceable against it/him/her in accordance with its terms.

5.2          No conflict

Neither the entering into this Agreement, nor the performance by each Seller of its obligations under this Agreement and any other agreement entered into pursuant to this Agreement, nor the consummation of the transactions provided for hereby and thereby shall constitute a violation of, or a default under, or conflict with (i) any term or provision of the articles of association of each Seller which is an Entity, or (ii) any contract of each

Seller, the effect of which would materially impair the ability of such Seller to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement, or (iii) any order, writ, injunction, decree, judgment or any legal body to which the Seller is a party or by which such Seller or any of its properties and assets is bound, the effect of which would materially impair the ability of such Seller to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement.

5.3          Insolvency and dissolution

Each Seller which is an Entity is not insolvent and is not subject to any bankruptcy or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of business difficulties. No Seller is subject to a judgment of, or requested for, dissolution, liquidation, bankruptcy or receivership. No Seller that is an individual is subject to any personal bankruptcy or any similar procedure applicable to individuals.

5.4          Ownership of the Securities

Each Seller is at the date hereof and shall be on the Completion Date the lawful owner of the number of Transferred Securities indicated opposite its name in Schedule H, free and clear of any Encumbrances, it being agreed as regards Encumbrances that for any Seller who is an individual this representation is given only as of the Completion Date. Each Seller shall have on the Completion Date valid and marketable title to the number of Transferred Securities indicated opposite its name in Schedule H, and full legal right, authority and power to sell or transfer and convey that number of Transferred Securities to the Purchaser in accordance with the terms of this Agreement.

5.5          Company and Manco

The Company is a company (société par actions simplifiée) duly incorporated and validly existing under the laws of France.  The issued share capital of the Company consists of 17,147,359 Ordinary Shares, 947,943 Preferred Shares n°1, 154,326,229 Preferred Shares n°2 and 1,071,274 Preferred Shares n°3, all of which are validly issued and fully-paid.  The Company Shares, the Convertible Bonds and the Stock-Options are the only issued interests in the share capital of the Company, and there are no outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements providing for the issuance, sale or purchase by the Company of any interests in its share capital.

Manco is a company (société par actions simplifiée) duly incorporated and validly existing under the laws of France.  The issued share capital of Manco consists of 2,242,286 ordinary shares and one Golden share, all of which are validly issued and fully-paid.  The Manco Securities are the only issued interests in the share capital of Manco, and there are no outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements providing for the issuance, sale or purchase by Manco of any interests in its share capital.

Manco was incorporated for the sole purpose of holding Company Shares and it does not have and never had any activity or asset other than in relation to the ownership of Company Shares.  Manco has no liability.

5.6          Acquired Companies

5.6.1       Each Acquired Company other than the Company is duly organized and validly existing under the Laws of its jurisdiction.

5.6.2       The capital of each of the Acquired Companies, together with a true and complete list of their respective shareholders and the number of securities issued by such Acquired Company and held by each Shareholder is set forth in Schedule B. All of the securities of the Acquired Companies listed in Schedule B (i) are validly issued and fully paid and (ii) are the only issued interests in the share capital of the Acquired Companies. There are no outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements providing for the issuance, sale or purchase by the Acquired Companies of any interests in their share capital.

5.6.3       Schedule B sets forth all the Entities owned or controlled by the Sellers and their Affiliates that are engaged in the operations of the business of the group of companies named Deutsch Group.  Other than the interests in Acquired Companies indicated on Schedule B, no Acquired Company holds directly or indirectly any interest in the share capital of any other Entity representing more than 15% of the share capital or voting rights of such Entity or an equity value exceeding €10,000,000 in the aggregate.

5.7          Indebtedness

The amount of the Indebtedness on October 31, 2011 does not exceed an aggregate amount of €556,500,000. To the extent that the amount of Indebtedness as of the date hereof (using the exchange rates set forth in Schedule 1.2) exceeds such aggregate amount, other than as a result of borrowings under the Revolver and any interest (computed on an on-going basis) that has accrued or capitalized on any Indebtedness (that was included in the aggregate October 31, 2011 amount set forth above) from October 31, 2011, the Sellers shall compensate the Purchaser in an amount equal to the sum of such excess including the interest accrued since October 31, 2011 through the Completion Date on any such excess as at October 31, 2011 not appearing in Schedule 1.2.

5.8          Conduct of Business between the Reference Date and the date hereof

To the Investors’ knowledge, and to the individual knowledge of Mr. Bertrand Dumazy, Mr. Fabrice Collet, Mr. Jeff Albers, Mr. Philippe Carette, Mr. Frédéric Kleindienst and Mr. Thomas Sadusky, from the Reference Date to and including the date hereof, the Acquired Companies have been operated with due care and in the ordinary course of business (en bon père de famille et dans le cours normal des affaires).

5.9          Disclosure

To the Investors’ knowledge, the Investors and Mr. Bertrand Dumazy, Mr. Fabrice Collet, Mr. Jeff Albers, Mr. Philippe Carette, Mr. Frédéric Kleindienst and Mr. Thomas Sadusky have not omitted any material fact, event or information which, if disclosed, would have affected the consent of a professional purchaser with knowledge and experience in the business of the Acquired Companies to enter into this Agreement.

6              Locked-Box Arrangements

6.1          No Leakage

Each Seller represents that (i) as of the date hereof, with respect to the portion of the Locked-Box Period prior to the date hereof or (ii) as of the Completion Date, with respect to the entire Locked-Box Period, there has been no Leakage with respect to such Seller, such Seller’s Connected Persons and their Affiliates, other than Permitted Leakage.

6.2          Consequences of Breach

(a)           Up to the time of the Completion, each of the Sellers shall notify the Purchaser in writing promptly upon its becoming aware of any receipt by any of the Sellers, Sellers’ Connected Person or any of their Affiliates of any Leakage (other than Permitted Leakage) payment, distribution or other event constituting a breach of its warranties and undertakings set forth in Section 6.1. If the Purchaser is notified by a Seller prior to the Completion of any payment, distribution or other event constituting a breach of Section 6.1, the Purchaser shall be entitled to set off such amount against the portion of the Purchase Price to be paid to such Seller at Completion.

(b)           After the Completion, each of the Sellers shall indemnify the Purchaser on a euro for euro basis by an amount equal to the amount of the Leakage (other than Permitted Leakage) (except to the extent that such amount has been deducted from the Purchase Price in accordance with Section 6.2 (a) above).

7              Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Sellers, on the date hereof and on the Completion Date, as follows and therefore shall be liable to indemnify the Sellers for any damage suffered by them which is the direct consequence of the breach by the Purchaser of these representations.

The Sellers hereby expressly acknowledge that (i) the Purchaser does not make any other representation or warranty than those included in Section 7 and that (ii) the Sellers do not rely on any other representation or warranty than those included in Section 7.

7.1          Capacity

7.1.1       The Purchaser is duly organized and validly existing and in good standing under the laws of its jurisdiction and has the requisite power and authority, to enter into and to perform this Agreement and the other documents to be executed in accordance with it.

7.1.2       The execution of this Agreement and the performance of its obligations hereunder have been duly authorized by the competent corporate bodies of the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution of this Agreement and the performance of the obligations of the Purchaser hereunder.

7.1.3       This Agreement and all other documents to be executed in accordance with it to which the Purchaser is a party constitute, or will when executed constitute, binding obligations of the Purchaser in accordance with their terms.

7.2          No Conflict

The execution and the performance by the Purchaser of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the articles of association of the Purchaser, or (ii) any contract of the Purchaser, the effect of which would materially impair the ability of the Purchaser to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement, or (iii) any order, writ, injunction, decree, judgement or any legal body to which the Purchaser is a party or by which the Purchaser or any of its properties and assets are bound, the effect of which would materially impair the ability of the Purchaser to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement.

7.3          Financing

The Purchaser represents and warrants to the Sellers that (i) it has sufficient committed funding and cash to allow, in a timely manner, the consummation of all transactions contemplated under this Agreement and the compliance with its obligations hereunder and (ii) it will take any and all actions as may be required or necessary to ensure that all amounts payable pursuant to this Agreement are paid on the Completion Date.

7.4          Purchaser’s Inquiry

7.4.1       The Purchaser acknowledges that it and its advisers have carried out an independent due diligence of the Group Companies and Manco consisting, inter alia, in reviewing and analysing the documents communicated to the Purchaser and its advisers or made available to them in a data room, asking written and oral questions and analysing the answers and their related documents.

7.4.2       The Purchaser further acknowledges that it and its advisers have participated in the meetings and site visits set forth in Schedule 7.4.2,  and in this respect have had the ability to obtain the information they have deemed adequate and sufficient, and on which they have relied, in their capacity as professionals experienced in the acquisition of companies, in order to (a) determine the fair market value of the Company and of the Transferred Securities and (b) finalise the terms of their offer to acquire the Transferred Securities.

7.4.3       The Purchaser acknowledges that the representations, warranties and statements of the Sellers set forth in this Agreement supersede any and all earlier representations, warranties or statements made by any Sellers’ Connected Persons regarding the Transferred Securities, any of the Group Companies or any of the transactions contemplated hereby, and that the Sellers and the Sellers’ Connected Persons shall have no liability in respect of any such earlier representations, warranties or statements.  In furtherance of the foregoing, and to the fullest extent permitted by Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under the Law, but, for the avoidance of doubt, without prejudice to the warranties provided in Section 5 and any claim for fraud (dol).

7.4.4       The Purchaser acknowledges that neither the Sellers nor any of the Sellers’ Connected Persons makes any representation or warranty with respect to the future financial or business projections of any of the Group Companies and to any financial projections, business plans, budgets or forecasts (collectively, the

“Projections”) relating to the Group Companies which it may have received copy of. The Purchaser acknowledges that there are numerous assumptions reflected in such Projections and significant uncertainties (and has had in this respect the opportunity to discuss the same with the senior management of the Group Companies) inherent in attempting to make Projections, that the Purchaser is familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections furnished to it, and that the Purchaser shall not have any claim against the Sellers or any of the Sellers’ Connected Persons with respect thereto.

8              Certain Covenants

8.1          Sellers’ Covenants

8.1.1       Ordinary Course of Business of the Acquired Companies

During the period from the date hereof to the Completion Date, except as may be (i) contemplated elsewhere in this Agreement or necessary to implement the transaction expressly contemplated herein, or (ii) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Sellers will ensure, in their capacity as, as the case may be, Transferred Securities holders, directors or employees of the Company that each of the Acquired Companies carries on its Business with due care in the ordinary course of business (en bon père de famille et dans le cours normal des affaires).

In addition, during the period from the date hereof to the Completion Date, except as may be (i) contemplated elsewhere in this Agreement or necessary to implement the transaction expressly contemplated herein, or (ii) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Sellers will, to the extent of their respective authority as, as the case may be, Transferred Securities holders, directors or employees of the Acquired Companies, ensure that:

(i)            no Acquired Company amends its Organisational Documents, except for immaterial amendments which are not adverse to the Purchaser;

(ii)           no Acquired Company issues or transfers (or agrees to issue or transfer) any shares in the share capital or any options, warrants or other rights to purchase or subscribe to any such shares or any securities convertible into or exchangeable for or repayable into shares;

(iii)          no Acquired Company makes any material change in its accounting practices unless mandated by Law;

(iv)          no Acquired Company shall approve a winding-up, merger, split-up, contribution or sale of business as a whole or of any divisions (branche d’activité) of the Group, other than the China Merger;

(v)           other than as a result of the China Merger, no Acquired Company shall acquire any equity interest (by merger, consolidation, or purchase or subscription of shares or assets) in any business or entity, or form or make any investment in any Entity, or enter into a joint venture or partnership;

(vi)          other than the payment of cash bonuses pursuant to the Long Term Cash Incentive Bonus Plan to participants as of the date hereof (including three additional senior managers who will be included in that plan prior to the Completion Date, the payments to whom shall not exceed an aggregate amount of €500,000), no Acquired Company shall increase the compensation (or bonuses) or any other benefits payable to employees other than in the ordinary course of business consistent with past practices, accelerate any rights or benefits attributed to employees, or amend or enter into any pension, benefit plan, cash bonus plan or any collective agreement with its employees or employees representatives;

(vii)         no Acquired Company shall create any Encumbrance on any of its material assets, except in the ordinary course of business consistent with past practices (which for the avoidance of doubt include restrictions thereto contained in the Financing Documents);

(viii)        no Acquired Company shall sell, transfer, license or otherwise dispose of or agree to sell, transfer, license or otherwise dispose of assets or properties (other than sales of products) whose net book value or purchase or sale price exceeds €500,000 individually;

(ix)           no Acquired Company shall enter into, amend or terminate any agreement involving annual payment or revenues in excess of €3,000,000 or capital expenditures in excess of €1,000,000;

(x)            no Acquired Company shall enter into or agree to enter into any non-compete or similar undertakings restricting the commercial operations of such Acquired Company or any of its Affiliates;

(xi)           no Acquired Company shall (a) alter the payment terms of their trade receivables or trade or capital expenditure payables other than in the ordinary course of business consistent with past practices or (b) amend any of the terms of any of the Financing Documents or any other Indebtedness of such Acquired Company except for immaterial amendments that do not increase any amount payable or any Encumbrances granted in connection therewith;

(xii)          other than in the ordinary course of business consistent with past practices, no Acquired Company shall contract for any off-balance sheet commitments (excluding capex and purchasing agreements not exceeding €750,000 in the aggregate);

(xiii)         no Acquired Company shall incur or guarantee any obligations for borrowed money or capital leases, or issue any notes, bonds, or other debt securities, grant any option, warrant or right to acquire any such debt securities or issue any security convertible into or exchangeable for any such debt securities or enter into any arrangement having the economic effect of any of the foregoing, provided that the Acquired Companies may, in the ordinary course of business consistent with past practices, make any drawdown or utilisation under the Revolver;

(xiv)        no Acquired Company shall initiate, discharge or settle any material claims or material court proceedings for payments in excess of €1,000,000;

(xv)         no Group Company shall commit in writing to take any of the actions set forth in the foregoing subsections (i) through (xiv);

For the purposes of granting any consents which may be requested in writing (together with all reasonable explanations and supporting documentation) in accordance with Section 11.4 by the Sellers’ Representative pursuant to this Section 8.1.1, the Purchaser hereby designates Mrs. Jeanne Quirk with immediate effect and represents and warrants to, and agrees with, the Sellers that Mrs. Jeanne Quirk shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement.  The Sellers’ Representative hereby agrees to give Mr. Paul Fleck notice of any consent requested pursuant to this Section 8.1.1.  Within five (5) Business Days of receipt of any request for consent by the Sellers’ Representative, the Purchaser shall have the right to notify the Sellers’ Representative that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the Sellers’ Representative, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action.

8.1.2       Access to Acquired Companies for the preparation of future integration

Between the date of this Agreement and the Completion Date for the purposes of fulfilling its obligations under this Agreement, including Section 9, and preparing for (but not implementing) the integration of the Business with the Purchaser’s business and operations, the Sellers undertake to cause the Acquired Companies to permit and facilitate reasonable access by the Purchaser and its advisers during normal business hours to the premises of the Acquired Companies as well as to their employees, books, records and documents concerning the Business or in the possession of the Acquired Companies, including all documents of a legal, tax or accounting nature. The Sellers further undertake to cause the Acquired Companies to provide reasonable assistance to the Purchaser and its advisers in identifying and timely making any notices or consents required under any material agreements of one or more Acquired Companies (including, but not limited to, those agreements provided to the Purchaser for due diligence purposes prior to the date of this Agreement).  In addition, with the prior consent of the Sellers’ Representative, which shall not be unreasonably withheld or delayed, the Purchaser shall be permitted to take copies of documents of the Acquired Companies.  It is understood that (i) no access granted under this Section 8.1.2 shall disrupt the Business operations of the Acquired Companies, (ii) no access shall be granted to any information if such access would violate applicable Law and (iii) the Investors, the Acquired Companies and the Purchaser will implement mutually acceptable procedures (under the Company CEO’s supervision and guidance) to ensure compliance with this Section 8.1.2.

8.1.3       No Claims Against the Acquired Companies

After Completion:

(i)            the Sellers shall not, and shall procure that none of their Affiliates, assert any claim whatsoever against the Purchaser or any of the Acquired Companies based on their capacity as former holders of Company Securities, Manco Securities, New Money Bonds or Old Money Bonds;

(ii)           each Seller hereby irrevocably waives any and all claims against the Purchaser or any of the Acquired Companies or any other Seller in his capacity as a former holder of (as the case may be) Company Securities (including but not limited to the dividende préciputaire), Manco Securities, New Money Bonds or Old Money Bonds;

(iii)          except as set out in this Agreement, each Stock-Option Holder hereby irrevocably waives any and all claims against the Purchaser or any of the Acquired Companies or any other Seller in his capacity as a holder, or former holder, of Stock-Options; and

(iv)          each Seller hereby acknowledges that the Company’s shareholders’ agreement will terminate on the Completion Date and irrevocably waives (with effect as of the Completion Date) any right or remedies available to such Seller pursuant to the Company’s shareholders’ agreement in relation to the transactions contemplated by this Agreement or to prior transactions.

8.1.4       Non-Solicitation

For a period of two (2) years after the Completion Date, the Sellers shall not, and shall procure that none of their respective Affiliates, make, offer, or solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any individual who is a director, officer, or key technical employee of any of the Acquired Companies without the prior written consent of the Purchaser, provided that this provision shall not apply to general solicitations of employment (through the use of search firms, public advertising or otherwise) or in the event of dismissal or mutual termination (résiliation conventionnelle) of such individual by any of the Acquired Companies.

8.1.5       No agreements

The Sellers agree that all contracts between any Seller, Seller’s Connected Person or any of their Affiliates, on the other hand, and any of the Acquired Companies, on the other hand, shall terminate on or prior to the Completion Date, and that members of the Acquired Companies shall bear no further liability whatsoever to the Sellers, the Sellers’ Connected Persons or their respective Affiliates whether pursuant to such contracts or otherwise; except for (i) their employment agreement or terms of office (where applicable) and (ii) agreements entered into by any Acquired Company with a Wendel operational portfolio company part of one of the groups of companies named in Wendel’s public disclosure document (document de référence) pursuant to a non-management fee commercial agreement entered into on arms length terms in the ordinary course of business.

8.1.6       Stock-Option Holders

(i)            By signing this Agreement and in accordance with the SHA, each Stock-Option Holder hereby grants the Call Option Undertakings to the Purchaser and the Purchaser grants to each such Stock-Option Holder the Put Option Undertakings, in each case as set forth in Schedule 8.1.6 hereto. Each Stock-Option Holder and the Purchaser hereby expressly agree that they are entering into this Agreement in consideration of the fact that the Put and Call Options Undertakings shall be irrevocable and susceptible of specific performance (exécution forcée en nature). Accordingly, each Stock-Option Holder and the Purchaser waives the provisions of article 1142 of the French Civil Code in respect thereof and agrees not to attempt to rescind the rights granted in the Put and Call Options Undertakings.  Further, in the event of the death of a Stock-Option Holder, his/her heirs or assigns, regardless of whether they are minors or under a legal disability, shall be jointly and indivisibly bound to by such Stock-Option Holders obligations under Schedule 8.1.6 and hereby relieve the Purchaser of the obligation to give the notice provided for by article 877 of the French Civil Code.

(ii)           Notwithstanding the provisions of Section 8.1.6(i) above, the Sellers shall procure that, as soon as practicable after the date hereof, each Stock-Option Holder be offered the right to elect to waive its rights under all his/her Stock-Options against payment by the relevant employer on the Completion Date of a compensation payment in an amount previously agreed upon in writing by the Sellers’ Representative (on behalf of the Sellers) and the Purchaser (the “Stock-Option Waiver Amount”). Any election by Stock-Option Holders to waive all his/her Stock-Options against the applicable Stock-Option Waiver Amount must be notified by the electing Stock-Option Holder in writing, substantially in the form set out in Schedule 8.1.6., to the Purchaser and the Sellers’ Representative (on behalf of the Sellers) at the latest on January 31, 2012 (or any later date agreed upon between the Sellers’ Representative and the Purchaser in their absolute discretion), in which case the Call Option Undertakings and Put Option Undertakings will lapse and terminate once Completion has occurred and the Stock-Option Waiver Amount has been paid to the relevant Stock-Option Holder pursuant to the terms of this Agreement.

8.1.7       Senior and Second Lien Facility interest periods

As soon as practicable after the date hereof, the Sellers shall cause the Group Companies to deliver the required notice to the facilities’ agent under the Senior and Second Lien Facilities Agreement to change (without any waiver fee, consent fee or other administrative fee becoming payable by the Acquired Companies in that respect) the interest period duration under the Senior and Second Lien Facilities Agreement from six months to one month.

8.2          Purchaser’s Covenants

8.2.1       Year financial statements of the Group Companies

As from Completion, Purchaser shall use its best endeavours in its capacity as a shareholder of the Group Companies to cause the Group Companies to provide Wendel, with:

(i)            Its monthly, quarterly, semi-annual and annual financial reporting package, prepared on a basis consistent with past practice,  which includes, the Balance Sheet, Income Statement (including analysis of recurring and non recurring items), Equity statement, Cash-flow statement, Tax proof and Additional schedules (the “Reporting Package”).

(ii)           Any administrative, social, accounting and financial document that may be reasonably necessary for Wendel to prepare its own financial statements and annual report (Document de Référence); and

(iii)          Copies of any audit reports relating to the Reporting Package.

Purchaser will use its best endeavours to ensure the Reporting Package is delivered in a timely fashion in accordance with Wendel’s published reporting requirements calendar and the Group Companies’ past practice.  Purchaser will also cause the Acquired Companies to facilitate an audit or review of the Reporting Package by their statutory auditors to the extent such procedures are required by applicable Law or IFRS rules; and grant reasonable access to the consolidation department of the Company to enable Wendel processing of its own consolidated financial statements until December 31, 2012.

8.2.2       Control of the Purchaser over the acquired Group Companies

Purchaser confirms it has no intention during the 24 months after the Completion Date to sell, lease, transfer or dispose of in any other form (including by share capital increase or issue of any right to subscribe or access to the share capital) shares or interests in, or assets of, the Group Companies which would result in the Purchaser owning directly or indirectly less than 50% (including with respect to voting rights) of the group formed by the Group Companies.

8.2.3       Former Directors

The Purchaser shall take all action necessary to (i) discharge the directors of the Company (the “Former Directors”) from any liability (quitus) for serving in such capacity, (ii) prevent the Acquired Companies from seeking recovery from any Former Directors for any actions taken by them in such capacity and (iii) prevent the Acquired Companies from terminating any directors’ and officers’ insurance policy in force prior to the Completion Date prior to the expiration of such policy, to the extent the premiums in respect of such policy have been paid prior to the Completion Date.

9              Conditions Precedent to Completion

9.1          Conditions Precedent

The obligation of the Purchaser to purchase the Transferred Securities at Completion and to take the other actions required to be taken by the Purchaser at Completion and the obligation of the Sellers to sell the Transferred Securities at Completion are subject to:

(i)            the obtaining of the Antitrust Clearances;

(ii)           the approval of the transaction by the French Ministry of the Economy pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code;

(iii)          receipt of written notice from CFIUS or the President of the United States that the review of the transaction under Section 721 has been concluded and that CFIUS has made a determination that the transaction contemplated under this agreement does not present any unresolved national security concerns; and

(iv)          the obtaining of any other mandatory prior authorization, consent or clearance from any Governmental Authority necessary under applicable Law (including, for the avoidance of doubt, any competent Governmental Authorities regarding concentrations and competition matters other than the Antitrust Authorities) to complete the transaction contemplated under the Agreement, unless satisfaction of such condition is expressly waived (to the extent permitted by applicable Law) in a writing instrument executed by both the Purchaser and the Sellers’

Representative, provided that such waiver shall also be deemed a waiver of any claim by each of the Purchaser and the Sellers’ Representative for any remedy as a result of the failure to satisfy such condition.

The Purchaser shall give notice immediately to the Sellers’ Representative of the fulfilment of each of the conditions precedent set out in this Section 9.1.

9.2         Obligations and cooperation regarding the Antitrust Clearances

9.2.1       The Purchaser acknowledges the importance for the Sellers that the Antitrust Clearances be obtained.

9.2.2       The Purchaser agrees to:

(i)            subject to Sellers’ compliance with Section 9.2.4, as soon as practicable and in any case within 10 Business Days after the date hereof, at its own expense, make full and accurate filings with the relevant Antitrust Authorities with respect to the transaction contemplated hereby in order to obtain the Antitrust Clearances, except that the requirement to make such filings within 10 Business Days shall not apply to any filing with the European Commission or Antitrust Authorities representing individual States of the European Economic Area (other than the Form RS, which the Purchaser agrees to file with the European Commission in draft form within the 10 Business Day period);

(ii)           supply promptly any additional information and documentary material that may be requested by the relevant Antitrust Authorities in order to obtain the Antitrust Clearances;

(iii)          keep the Sellers regularly informed of the processing of these filings and inform as soon as practicable the Sellers if it becomes aware of material information that could result in the Antitrust Clearances being delayed; and

(iv)          provide without delay the Sellers with all relevant documents concerning the filings referred to above, together with any material additional and documentary material that may be requested by the Antitrust Authorities in connection with the Antitrust Clearances (subject to confidential information contained therein) before the filing or supply of these documents and material to the Antitrust Authorities;

being specified that on its request, the Sellers’ Representative shall be entitled to participate in all meetings and discussions of the Purchaser with the Antitrust Authorities, and for such the Purchaser undertakes to inform the Sellers’ Representative at least three (3) Business Days to the extent possible before any meetings with the Antitrust Authorities in order to allow the Sellers’ Representative to participate in such meetings.

9.2.3       The Purchaser agrees to use, and shall cause its Affiliates to use, their best efforts to ensure the satisfaction of the condition set out in Section 9.1(i); provided, however, that the Purchaser shall not be obligated, in furtherance of such obligations, to (a) hold separate (including by trust or otherwise) or divest, or agree to any consent decree, order or other commitment constraining, its or its Affiliates’ or the Group Companies’ businesses, operations or assets, to the extent that such businesses, operations or assets have a fair market value in excess of €15,000,000 or such action would have a cost impact on such businesses, operations or assets in excess of €15,000,000 or (b) waive any of the conditions to Completion set forth in Section 9 hereof.  Furthermore, the Purchaser agrees not to carry out any action or take any decision with the intent of delaying or preventing the obtaining of the Antitrust Clearances.

9.2.4       The Sellers agree to fully cooperate and to cause the relevant Acquired Companies to fully cooperate with the Purchaser, upon its request, in providing to the Purchaser and the Purchaser’s advisors in a timely manner consistent with the above mentioned timeframe such assistance and information as is necessary for the Purchaser to make the relevant filings and obtain the Antitrust Clearances.  For the avoidance of doubt, the Sellers acknowledge that the Purchaser intends to request equivalent clearance from the competent national Governmental Authorities regarding concentrations and competition matters in Brazil, and the Sellers agree that their obligations under this Section 9.2.4 shall also apply to such filings and clearance.

9.2.5       The Purchaser shall bear the fees and charges incurred by it in connection with any notifications or filings pursuant to this Section 9.2.

9.3          Obligations and cooperation regarding the obtaining of the Ministry of Economy approval and other Governmental Approvals

9.3.1       The Purchaser acknowledges the importance for the Sellers that approval of the Ministry of Economy as referred to in Section 9.1(ii) and approval of any other Governmental Authority as referred to in Section 9.1(iv) be obtained.

9.3.2       The Parties agree that provisions of Sections 9.2.2, 9.2.3, 9.2.4 and 9.2.5 (except when irrelevant) shall apply mutatis mutandis to the process to obtain the Ministry of Economy approval procedure.

9.3.3       As regards the condition set out in Section 9.1(iv) above, the Purchaser will endeavour, as soon as practicable after the date hereof, to identify any relevant authorizations, consents or clearances as may be required to satisfy such condition. In such a case, the Purchaser shall make such filings as soon as practicable thereafter and the provisions of Sections 9.2.2, 9.2.3, 9.2.4 and 9.2.5 (except where irrelevant) shall apply mutatis mutandis.

9.4          Obligations and cooperation regarding the obtaining of CFIUS clearance

9.4.1       The Purchaser acknowledges the importance for the Sellers that clearance by the CFIUS as referred to in Section 9.1(iii) be obtained.

9.4.2       The Purchaser, the Sellers, and the Group Companies shall cooperate in the preparation of a voluntary joint filing of notice of the transaction to the CFIUS and any requested supplemental information (collectively, the “Joint Notice”) pursuant to Section 721.  The Purchaser shall take the lead in preparing the Joint Notice and in responding to any post-filing requests from the CFIUS or any Governmental Authority.  The Purchaser shall not file any such Joint Notice without providing the Sellers’ Representative with a reasonable opportunity to review and comment.

9.4.3       The Purchaser and the Sellers shall keep one another informed in a timely manner of any communication, or proposed submission with, the CFIUS or any Governmental Authority with respect to the Joint Notice and any post-filing requests and each shall provide the other with the opportunity to participate in such communication or review such proposed submission.

9.4.4       The Purchaser and the Sellers may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other in connection with the Joint Notice as “outside counsel only.”  Any materials or information so designated shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

9.4.5       If at any point in the CFIUS review process, the CFIUS offers the Parties an opportunity to withdraw and resubmit the Joint Notice, and either the Purchaser or the Sellers opt to request withdrawal and resubmission in response to such offer by the CFIUS, then the other Party shall agree to join the request for withdrawal and resubmission.

9.5          Other obligations

The Sellers agree to, subject to the Purchaser’s compliance with this Section 9.5, as soon as practicable and in any case within 10 Business Days after the date hereof, at their own expense, make full and accurate filings of the notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Purchaser agrees to fully cooperate with the Sellers, upon their request, in providing to the Sellers and the Sellers’ advisors in a timely manner consistent with this timeframe such assistance as is necessary for the Sellers to make the relevant filings.

10           Termination

10.1        Termination

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to Completion:

10.1.1     by the written agreement of the Purchaser and the Sellers’ Representative (on behalf of the Sellers);

10.1.2     by either the Purchaser or the Sellers’ Representative (on behalf of the Sellers) if a court of competent jurisdiction or any Governmental Authority shall have issued a non-appealable order or other Judgment or taken any other non-appealable action (which order or other Judgment the Parties hereto shall use their commercially reasonable endeavours to lift), which permanently prohibits the Completion; it being agreed that upon any such termination the Purchaser irrevocably undertakes to pay to the Sellers as a break-up fee (indemnité d’immobilisation) an amount equal to € 50 million. This indemnity shall not be deemed to constitute a penal clause (“clause pénale”);

10.1.3     by the Sellers’ Representative (on behalf of the Sellers) if all the actions to be undertaken by the Purchaser on the Completion Date under Section 4.2.2 have not been achieved on the Completion Date (including delivery of all documents referred to under Section 4.2.2) and are incapable of fulfilment by the Purchaser or waiver by the Sellers’ Representative at any later date on which Completion would tentatively occur;

10.1.4     by the Sellers’ Representative (on behalf of the Sellers) if the Completion has not occurred by the Long Stop Date (unless such eventuality shall be due to a breach by any of the Sellers of their obligations under this Agreement), it being agreed that upon such termination the Purchaser irrevocably undertakes to pay to the Sellers as a break-up fee (indemnité d’immobilisation) an amount equal to € 50 million.  This indemnity shall not be deemed to constitute a penal clause (“clause pénale”); or

10.1.5     by the Purchaser fifteen (15) Business Days after the Long Stop Date if Completion has not occurred by such date, but only to the extent the absence of Completion is not due to a breach by the Purchaser of its obligations under this Agreement; provided that if on the Long Stop Date Completion has not occurred solely by virtue of the failure of the condition set forth in Section 9.1(iv) to be satisfied and such failure results solely from the failure of the Purchaser to comply with the provisions of Section 9.3.3, then Purchaser shall not have the right to assert the termination right set forth in this Section 10.1.5.

10.2        Effect of Termination

Upon any termination of this Agreement pursuant to Section 10.1, all further obligations of the Parties hereunder, other than pursuant to Sections 11.3 (Costs and Expenses), 11.4 (Notices), 11.10 (Confidentiality) and 11.11 (Governing Law - Disputes), shall terminate, except that nothing herein shall relieve any Party from liability for any wilful breach of this Agreement.

11           Miscellaneous

11.1        Retention of Records

During the period from the Completion Date through the sixth anniversary of the Completion Date, and for so long as it remains a majority shareholder of the relevant Group Company, the Purchaser shall not, and shall not permit any such Group Company to, destroy or otherwise dispose of any material books and records of such Group Company existing as of the Completion Date except with the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.  The Purchaser shall, and shall cause each such Group Company to, make available to the Sellers and their respective representatives and agents all such books and records, and permit the Sellers and their respective representatives and agents to examine, make extracts from and, at their expense, copy such books and records at any time during normal business hours for any proper business purpose.

11.2        Further Actions

Subject to the terms and conditions herein provided, each of the Parties shall use its commercially reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transaction contemplated by this Agreement.

11.3        Costs and Expenses

Whether or not the transaction contemplated by this Agreement is consummated, except as may otherwise be expressly provided herein, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transaction contemplated herein.

In the event of a dispute arising in connection with this Agreement in accordance with Section 11.11, the Parties agree that all reasonable and duly documented fees and expenses incurred by both Parties in connection with such procedure shall be borne by the Party against whom an enforceable decision (décision exécutoire) has been made.

11.4        Notices

Any notice or other communication required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be sufficiently given or served if delivered or sent to the relevant Party at its address set forth below:

If to the Sellers, to the Sellers’ Representative:	Trief Corporation SA
Address: 115, avenue Gaston Diderich, L-1420,
Luxembourg
	Attn:	Frédéric Lemoine
	Fax:	+352 26 29 91 37
E-mail: trief@winvestconseil.lu

with a copy to:	Wendel — Legal Department
Address: 89, rue Taitbout, 75009, Paris
	Fax:	+33 1 42 85 63 60
E-mail: DIRECTION-
JURIDIQUE@wendelgroup.com

with a copy to:	Linklaters
	Attn:	David Swinburne / Julien Wagmann
	Fax:	(+33) 1 43 59 41 96
E-mail: david.swinburne@linklaters.com /
julien.wagmann@linklaters.com

If to the Purchaser, to:	TE Connectivity Ltd.
Address: Rheinstrasse 20, CH-8200
Schaffhausen, Switzerland
	Attn:	General Counsel
	Fax:	(+1) 610 893 9602
E-mail: paul.fleck@te.com, jquirk@te.com,
bob.scott@te.com

with a copy to:	Davis Polk & Wardwell LLP
	Attn:	William Aaronson / Arnaud Pérès
	Fax:	(+1) 212 701 5397, (+33) 1 56 59 37 60
E-mail: william.aaronson@davispolk.com,
arnaud.peres@davispolk.com

or to such other Persons or at such other addresses as hereafter may be furnished by either Party by like notice to the other.

Any such notice or other communication shall be delivered by hand sent by courier or sent by facsimile transmission or e-mail. If sent by courier, fax or e-mail, such notice or communication shall conclusively be deemed to have been given or served on the Business Day following the time of despatch. Any fax or e-mail shall, in addition, be sent by post the day on which it is sent but this shall not alter the time it is deemed served pursuant to this Section 11.4.

11.5        Sellers’ Representative

11.5.1     The Sellers hereby irrevocably appoint Trief Corporation SA (the “Sellers’ Representative”), as agent to give and receive all notices and other documents until the Completion Date and to receive and distribute all payments on their behalf or to their benefit (including to withhold any sums to be paid to third parties in connection with the transaction contemplated hereby). The Sellers’ Representative shall also act as agent to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under this Agreement and, more generally, to exercise the rights of the Sellers on their behalf under this Agreement whether prior to or after Completion. Any decision or act taken by the Sellers’ Representative under this Agreement shall bind the Sellers.

11.5.2     The Sellers’ Representative shall promptly inform the Sellers of any notices it receives from the Purchaser pursuant to this Agreement.

11.5.3     The Sellers’ Representative shall not bear any liability whatsoever, to the Sellers, in its capacity as agent of the Sellers under this Agreement.

11.5.4     The Sellers’ Representative or its successors may at any time notify the Purchaser and the Sellers that it does not wish to continue to act as agent for all or part of the Sellers provided however that the termination of a Sellers’ Representative appointment will not be effective vis-à-vis the Purchaser unless and until a new Person is designated as Sellers’ Representative under this Agreement.

11.6        Entire Agreement

This Agreement represents the entire agreement and understanding of the Parties with reference to the transaction set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement.

11.7        No Third Party Rights - Assignment

This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns, except for Mrs. Charlotte Painvin and/or Mr. Jean-Marie Painvin, who may, prior to the Completion Date, elect (upon written notice sent to the Sellers’ Representative and to the Purchaser) to transfer all or part of the Transferred Securities they own to an Affiliate, such Affiliate becoming a Seller for the purposes of this Agreement, provided they remain jointly liable with such Affiliate of their obligations hereunder.

Except as expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties; except that the Purchaser shall be entitled to transfer or assign any of its rights and obligations under this Agreement to any of its Affiliates provided it gives notice thereof to the Sellers’ Representative no later than seven (7) Business Days prior to the Completion Date, in which case such Affiliate shall be deemed to be the Purchaser for all purposes under this Agreement; provided that no such transfer or assignment shall relieve TE Connectivity Ltd. of its obligations hereunder (notably as regards the Completion Payments) or enlarge any obligation of any other Party hereto or due to the Purchaser.

11.8        Severability

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.9        Transfer Taxes

Any transfer or stamp taxes that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Securities pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers with evidence of the payment of any such taxes or levies promptly upon the written request of the Sellers if and to the extent the Sellers could be held liable in whole or part for such payment.

11.10      Confidentiality

Each of the Parties hereto shall treat (and shall direct its employees, counsels, auditors and representatives to treat) the contents of this Agreement as confidential and shall refrain from disclosing this Agreement (and in particular the Purchase Price), in whole or in part, to any third party, except to the extent necessary for enforcement hereof or as otherwise required by Law (in which case, to the extent practicable, the disclosing party shall give prior notice to the other Party, and if requested by such other Party, the disclosing party shall seek to obtain a protective order or similar protection).

The Parties undertake to consult each other prior to the circulation of any press release, announcement or other disclosure concerning the transaction referred to herein, except when such disclosure is required by Law.  No press release, announcement or other disclosure shall be made without the mutual prior written approval of the Sellers’ Representative and the Purchaser.  In the event any such press release, public announcement or other disclosure is required by Law or the Autorité des Marchés Financiers or the United States Securities and Exchange Commission to be made by the Party proposing to issue the same, such Party shall to the extent practicable notify the other Parties prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its commercially reasonable endeavours to consult in good faith with the other parties and to take into account the reasonable requirements of such Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure.

Notwithstanding the immediately preceding paragraphs of this Section 11.10 or the confidentiality agreement entered into between the Purchaser and Wendel S.A., the Purchaser and the Investors shall be permitted to make disclosures in connection with (i) ratings agency presentations and (ii) investor or analyst calls or meetings regarding the transaction; provided that, prior to such investor or analyst calls, the Purchaser and the Investors use commercially reasonable efforts to consult in good faith with the other Parties and to take into account the reasonable requests of such Parties with respect to the contents of such disclosures.  In addition, the Purchaser shall be permitted to file a copy of this Agreement with the United States Securities and Exchange Commission.

Upon Completion, the confidentiality agreement above-mentioned shall terminate.  Except to the extent that the Sellers or any Group Company is required by applicable Law to make any such communication, the Sellers and the Purchaser shall reasonably consult with each other concerning the means by which the Group Companies’ employees, customers and suppliers and others having dealings with the Group Companies will be informed of the transactions contemplated by this Agreement.

Each Seller will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning any of the Acquired Companies.

11.11      Governing Law - Disputes

11.11.1  This Agreement is governed by and shall be construed in accordance with French law.

11.11.2  All disputes arising out of or in connection with this Agreement (including without limitation with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof) shall be submitted to the exclusive jurisdiction of the Commercial Courts of Paris.

Signed in Paris, on December 14, 2011,

In as many originals as there are Parties to this Agreement.

/s/ Frédéric Lemoine
/s/ Bernard Gautier	/s/ Bernard Gautier
LuxConnecting Parent Sàrl	Winvest International SICAR
Represented by:	Represented by: Bernard Gautier
Frédéric Lemoine	Title:
Bernard Gautier
Title:

/s/ Frédéric Lemoine
/s/ Bernard Gautier	/s/ Thomas J. Lynch
Trief Corporation	TE Connectivity Ltd.
Represented by:	Represented by: Thomas J. Lynch
Frédéric Lemoine	Title: Chief Executive Officer
Bernard Gautier
Title:

/s/ Jean-Marie Painvin	/s/ Jean-Marie Painvin
Mr. Jean-Marie Painvin	Mrs. Charlotte Painvin
Represented by:	Represented by: Jean-Marie Painvin
Title:	Title:

/s/ Geoffroy Catrice	/s/ Bertrand Dumazy
Banque Neuflize OBC	Mr. Bertrand Dumazy
Represented by: Geoffroy Catrice	Represented by:
Title: Directeur Adjoint	Title:

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Jeff Albers	Ghislain Alos
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Jim Bedell	Serge Belot
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Romain Boesch	David J. Burt
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Philippe Carette	Sylvio Duguay
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Sébastien Givelet	Françoise Dumazy
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
David Harmon	Sébastien Goulet
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Bernard Larranduche	Frédéric Kleindienst
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Fabrice Collet	Scott Leichtling
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
Tanguy Tronel	Richard Niemi
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
David Rubin	Denis Plantey
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy	/s/ Bertrand Dumazy
James Sanchez	Thomas Sadusky
Represented by: Bertrand Dumazy	Represented by: Bertrand Dumazy

/s/ Bertrand Dumazy
Andrew J. Wake
Represented by: Bertrand Dumazy